UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2009

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 9, 2009, VeriSign, Inc., a Delaware corporation (the “Company”) entered into a share purchase agreement (the “Agreement”) to sell all of the issued and outstanding shares of capital stock (the “Shares”) of m-Qube, Inc., a Delaware corporation (“m-Qube”), a wholly owned subsidiary of the Company and provider of the Mobile Delivery Gateway (“MDG”) Services, to Mobile Messenger Global, Inc., a Delaware corporation (the “Purchaser”). MDG Services offer solutions to manage the complex operator interfaces, relationships, distribution, reporting and customer service for the delivery of standard and commercial messaging services and premium mobile content to customers. The MDG messaging aggregation services enable short messaging and multimedia messaging service connectivity for content providers, aggregators and others to all wireless subscribers of certain carriers and/or countries and regions. MDG Services enable content providers to more rapidly expand their global reach. Pursuant to the terms of the Agreement, the Purchaser received all of the Company’s right, title and interest in the Shares, and in exchange, the Company received cash consideration of $1,786,449 on the closing date, consisting of $1,000,000 for the purchase of the Shares and $786,449 in connection with severance payments to be made to certain employees. Pursuant to the terms of the Agreement, the Company will also receive an amount equal to m-Qube’s working capital as of the closing date, which the parties have preliminarily estimated to be approximately $17.5 million and which will be subject to a final adjustment to reflect the actual working capital balance as of the closing date. The Company will indemnify the Purchaser for, among other things, certain liabilities associated with the MDG business that have arisen or may arise from the conduct of the MDG business prior to the closing date. The Company generally will be responsible for existing liabilities associated with the MDG business. Prior to the transaction, an affiliate of the Purchaser was the largest customer of the MDG business. This transaction closed on November 9, 2009.

Item 9.01.	Financial Statements and Exhibits.

(b)(1) Pro forma financial information

The pro forma financial information required by this item is attached as Exhibit 99.1 to this report.

(d) Exhibits

Exhibit Number	Description

99.1	Pro forma financial information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: November 13, 2009	By:	/s/ RICHARD H. GOSHORN
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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